AMENDMENT NO. 2 TO RIGHTS AGREEMENT

      AMENDMENT (this "Amendment"), dated as of March 13, 1999, to the Rights Agreement, dated as of January 8, 1996, between Sonat Inc., a Delaware corporation (the "Company"), and ChaseMellon Shareholder Services, L.L.C. (successor to Chemical Mellon Shareholder Services, L.L.C.), as Rights Agent (the "Rights Agent"), as amended by Amendment No. 1 thereto, dated as of November 22, 1997 (the "Rights Agreement"). Capitalized terms used but not defined herein, unless the context otherwise requires, have the meanings ascribed to such terms in the Rights Agreement.

      WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

      WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof;

      WHEREAS, it is proposed that the Company enter into an Agreement and Plan of Merger (as it may be amended or supplemented from time to time, the "El Paso Merger Agreement"), between the Company and El Paso Energy Corporation, a Delaware corporation ("El Paso"), which provides for, among other things, the merger of the Company with El Paso or an affiliate thereof (the "El Paso Merger");

      WHEREAS, the El Paso Merger Agreement contemplates that, concurrently with and as a condition to the execution and delivery of the El Paso Merger Agreement, (i) El Paso and the Company will enter into the Stock Option Agreements and (ii) El Paso and the relevant shareholders of the Company will enter into the Voting Agreements;

      WHEREAS, the El Paso Merger Agreement contemplates that the Company will amend the Rights Agreement to the extent necessary to provide that the approval, execution and delivery of the El Paso Merger Agreement, the Stock Option Agreements and the Voting Agreements, and the transactions contemplated by each of them, will not (i) cause El Paso, Merger Sub, the Surviving Corporation or any of their affiliates to become an Acquiring Person or (ii) cause the occurrence of a Share Acquisition Date or a Distribution Date or otherwise cause the Rights to separate from the underlying Common Stock or give the holders of such Rights the right to acquire securities of any party thereto; and

      WHEREAS, the Board of Directors has determined that it is in the best interests of the Company and its shareholders to amend the Rights Agreement to exempt the El Paso Merger Agreement, the Stock Option Agreements, the Voting Agreements and the transactions contemplated by such agreements from the application of the Rights Agreement.

      NOW, THEREFORE, the Company hereby amends the Rights Agreement as follows:

            1. Section 1(a) of the Rights Agreement is hereby modified and amended by adding the following sentence at the end thereof:

                  "Notwithstanding anything in this Agreement to the contrary, none of El Paso Energy Corporation, a Delaware corporation ("El Paso"), Merger Sub (as defined in the El Paso Merger Agreement (as defined below), the



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                  Surviving Corporation (as defined in the El Paso Merger
                  Agreement), nor any of their Affiliates or Associates, shall be deemed to be an Acquiring Person by virtue of the approval, execution or delivery of the Agreement and Plan of Merger, dated as of March 13, 1999 (as the same may be amended from time to time, the "El Paso Merger Agreement"), by and between the Company and El Paso, the Stock Option Agreements (as defined in the El Paso Merger Agreement), the Voting Agreements (as defined in the El Paso Merger Agreement), or the consummation of the transactions contemplated each such agreement."

            2. The definition of "Distribution Date" in Section 1(g) of the Rights Agreement is amended by adding the following sentence at the end thereof:

            "Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred as the result of the execution of the El Paso Merger Agreement, the Stock Option Agreements or the Voting Agreements, the consummation of the transactions contemplated by such agreements, including, without limitation, the merger of the Company and El Paso or an affiliate thereof (the "El Paso Merger"), or the announcement of any of the foregoing transactions."

            3. Section 2 of the Rights Agreement is hereby modified and amended by deleting from the first sentence thereof the following clause: "and the holders of the Rights (who, in accordance with Section 3 hereof, shall prior to the Distribution Date also be the holders of the Common Shares)".

            4. Section 7(a) of the Rights Agreement is hereby modified and amended to change the reference to "February 3, 2006" to "February 3, 2006 or, if earlier, immediately prior to the consummation of the El Paso Merger as contemplated by the El Paso Merger Agreement", it being agreed that February 3, 2006 or, if applicable, such earlier date, shall for all purposes of the Rights Agreement be deemed to be the "Final Expiration Date".

            5. Section 18 is hereby modified and amended by inserting the following sentence at the end of the first paragraph thereof: "Anything herein to the contrary notwithstanding (but subject to the following exception), in no event shall the Rights Agent be liable for special, indirect, punitive, consequential or incidental loss or damage of any kind (including, but not limited to, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage in accordance with the provisions of this agreement, except as a result of the Rights Agent's bad faith or wilful misconduct as finally determined by a court of competent jurisdiction."

            6. Section 29 of the Rights Agreement is amended to add the following sentence at the end thereof:

            "Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of the execution of the El Paso Merger Agreement, the Stock Option Agreements, the Voting Agreements or by virtue of any of the transactions contemplated by such agreements."

            7. The Rights Agreement is hereby further modified and amended by adding



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a new Section 34 immediately after the end or Section 33 thereof to read in its entirety as follows:

                  "Section 34. Merger Agreement with El Paso and Related Transactions. Notwithstanding any other provision of this Rights Agreement, as amended by this Amendment, neither the approval, execution or delivery of the El Paso Merger Agreement, the Stock Option Agreements nor the Voting Agreements, nor the consummation of the transactions contemplated by such agreements, is or shall be deemed to be an event described in Section 11(a)(ii) or Section 13 hereof, nor will such performance or consummation result in the occurrence of a Share Acquisition Date, a Distribution Date or any other separation of the Rights from the underlying Common Shares, nor entitle or permit the holders of the Rights to exercise the Rights or otherwise affect the rights of the holders of Rights, including giving the holders of the Rights the right to acquire securities of any party to the El Paso Merger Agreement, the Stock Option Agreements or the Voting Agreements."

            8. This Amendment shall become effective as of the date of the El Paso Merger Agreement. If the El Paso Merger Agreement is terminated without the Effective Time (as defined in the El Paso Merger Agreement) having occurred, this Amendment shall be null and void.

            9. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

            10. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

            11. In all respects not inconsistent with the terms and provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all of the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.



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            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

Attest:                                   SONAT INC.


   /s/ Thomas W. Barker, Jr.               By:   /s/  William A. Smith
----------------------------                  -----------------------------
Name:  Thomas W. Barker, Jr.                   Name:  William A. Smith
Title: Vice President-Finance                  Title: Executive Vice President
                                                      and General Counsel




Attest:                                   CHEMICAL MELLON SHAREHOLDER
                                          SERVICES L.L.C.


   /s/ Kirk Alexander                      By:   /s/  Nathan L. Hill
----------------------------                  -----------------------------
Name:  Kirk Alexander                          Name:  Nathan L. Hill
Title: Relationship Manager                    Title: Assistant Vice President



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